Reed’s, Inc. Announces Third Quarter 2018 Financial Results

Net sales decline 1% while core brand gross sales increased 3%

Gross profit increased 30% with gross margin of 25%, or 29% excluding one-time adjustments

Virgil’ s Zero Sugar sales continue to ramp, adding 1,100 new doors; introduction of Reed’s brand refresh, Zero Sugar offerings and new Can packages has begun

NORWALK, CT, November 13, 2018 (GLOBE NEWSWIRE) — Reed’s Inc. (NYSE American:REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced financial results for the fiscal third quarter 2018 ended September 30, 2018.

Financial Highlights for the Third Quarter of 2018

●	Net Sales declined 1% to $10.8 million from $10.9 million in the prior year, reflecting private label sales shift to fourth quarter and comparison to strong shipment load in ahead of last year’s price increase. Core brand gross sales increased 3% driven by Virgil’s and favorable pricing across both core brands;

●	Gross profit increased 30% to $2.7 million from $2.1 million in the prior year period. Gross margin increased 590 basis points to 25% from 19% in the prior year period. Excluding discrete items related to accruals and inventory revaluation, the gross margin would have been 29%. This quarter’s gross margin also included an approximate 160 basis point impact related to the Company’s increased investment in slotting to support the launch of Virgil’s Zero Sugar;

●	Operating loss narrowed to $2.1 million from $3.0 million in the prior quarter. Third quarter operating loss included $0.5 million of discrete accruals and charges to costs of goods sold and incremental investments in sales and marketing to support new product launches and future sales growth;

●	Net loss was $2.7 million or $0.10 per share compared to $5.6 million or $0.37 per share in the prior year period;

Management Commentary

“We are pleased with our progress on our transformation initiatives to improve our business and financial model. We generated continued core brand gross sales growth reflecting our enhanced focus on our core brands and transformation efforts over the last year,” stated Val Stalowir CEO of Reed’s, Inc. “We are very pleased with the retailer and consumer response to the Virgil’s brand refresh and launch of Zero Sugar and velocities on the Zero line are approaching levels of our more established SKU’s. We have laid the groundwork for the new branding of Reed’s and have begun sell-in of the new Zero Sugar offerings and can packages. We have accelerated the Virgil’s brand to double digit growth and we look forward to a similar impact on our flagship Reed’s brand when our new high impact packaging and new products hit the shelves in 2019. We have seen a material increase in our gross margins since the beginning of our transformation and margins are now at a level that can support continued investment in our brands. We are optimistic margins will further improve over time, and we have identified additional gross margin enhancements, including capturing scale efficiencies related to the recent introduction of cans and exiting the LA production facility by year end. As we near the completion of repositioning our company to an “asset-light” sales and marketing focused organization, we have begun to accelerate our sales and brand building efforts.”

Financial Overview for the Third Quarter of 2018 Compared to the Third Quarter of 2017

During the third quarter of 2018, net sales declined 1% to $10.8 million, while core brand gross sales increased 3% compared to the same period in 2017.

Gross profit during the third quarter of 2018 increased 30% to $2.7 million compared to the same period in 2017. Gross margin was 25% of net sales during the third quarter of 2018 compared to 19% of net sales in the same period in 2017. Included in the third quarter costs of goods sold were $0.5 million of discrete accruals and inventory revaluation related to the planned exit of the company’s manufacturing operations. Excluding these items, the gross margin would have increased to 29%. Additionally, the third quarter gross margin was negatively impacted by a 160 basis point increased investment in slotting, related to the launch of Virgil’s Zero Sugar. The 590 basis point year over year improvement in gross margin as reported, or 1,200 basis point improvement excluding the discrete items and increase in slotting, was primarily driven by the benefits of the new glass supplier contract with Owens-Illinois, higher average selling prices and the benefits of SKU rationalization.

Delivery and handling costs increased 25% to $1.4 million during the third quarter of 2018 compared to the same period in 2017. As a percentage of net sales, delivery and handling costs increased 260 basis points compared to the prior year, primarily as a result of an industry wide increase in freight rates, transition charges from and to new warehouse partners and the effects of new ramp-up production costs of cans on the East Coast. Selling and marketing costs increased 66% to $1.4 million during the third quarter of 2018. As a percentage of net sales, selling and marketing costs increased 520 basis points to 13%. The increased investment in sales and marketing is consistent with the Company’s strategy to refresh the brands, launch new products and packaging into the market, and lay the ground work to re-accelerate growth of the core brands. Marketing as a percentage of net sales was approximately 5% in the third quarter of 2018. General and administrative expenses increased to $2.0 million during the third quarter of 2018 compared to $1.1 million in the prior year period, primarily as a result of non-cash stock option expense ($0.4 million), transition expenses associated with the Company’s corporate relocation to Norwalk, CT ($0.3 million) and bonus accruals ($0.1 million).

Operating loss during the third quarter of 2018 narrowed to $2.1 million from $3.0 million in the prior year period. Operating loss included $0.5 million of discrete accruals and inventory revaluation also related to the planned facility exit.

Interest expense decreased to $0.6 million during the third quarter of 2018 from $0.8 million during the third quarter of 2017. During the third quarter of 2018, the Company recorded a benefit of $0.03 million related to the change in fair value of warrant liability, compared to total costs of $1.9 million in the prior year period related to financing and warrant modification costs and the change in fair value of warrant liability.

Net loss during the third quarter of 2018 was $2.7 million, or $0.10 per share, compared to $5.6 million, or $0.37 per share in the third quarter of 2017.

Liquidity and Cash Flow

During the first nine months of 2018, the Company used $10.5 million of cash in operating activities compared to $4.7 million of cash used in operating activities in the prior year period. The increase in cash used in operating activities primarily relates to cash used to pay down stretched payables during the first quarter of 2018, finished goods build-up to support anticipated LA plant transition and the launch of the new Virgil’s Zero Sugar line during the second quarter of 2018. On October 9, 2018, the Company announced it had successfully refinanced its outstanding credit facilities. The refinancing, led by Rosenthal & Rosenthal, strengthens the Company’s financial profile, significantly reducing debt service and borrowing costs. The $13 million asset based loan replaces the Company’s existing credit agreements with PMC. Based on current interest rates, the Company’s annual debt service is expected to be reduced by approximately $1.5 million.

Third Quarter 2018 Earnings Call Details

The Company will conduct a conference call at 1:30 pm Pacific Time (4:30 pm Eastern Time) today, November 13, 2018 to discuss its third quarter 2018 results. This conference call can be accessed via a link on Reed’s website at www.reedsinc.com under the “Investors” section or directly at http://public.viavid.com/index.php?id=131876. To listen to the live call over the Internet, please go to Reed’s website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll-free dial-in number, 1-(877) 425-9470 (U.S.); or 1-(201) 389-0878 (International). Please dial in at least five minutes before the start of the conference call.

A replay of the webcast will be archived on the Company’s website under the “Investors” section at www.reedsinc.com for approximately 90 days.

About Reed’s, Inc.:

Established in 1989, Reed’s is America’s best-selling Ginger Beer brand and has been the leader and innovator in the ginger beer category for decades. Virgil’s is America’s best-selling independent, full line of natural craft sodas. The Reed’s Inc. portfolio is sold in over 30,000 retail doors nationwide. Reed’s Ginger Beers are unique due to the proprietary process of using fresh ginger root combined with a Jamaican inspired recipe of natural spices and fruit juices. The Company uses this same handcrafted approach in its award-winning Virgil’s line of great tasting, bold flavored craft sodas.

For more information about Reed’s, please visit the Company’s website at: http://www.reedsinc.com or call 800-99-REEDS. Follow Reed’s on Twitter, Instagram, and Facebook @drinkreeds.

For more information about Virgil’s please visit Virgil’s website at: http://www.virgils.com. Follow Virgil’s on Twitter and Instagram @drinkvirgils and on Facebook @drinkvirgilssoda.

Safe Harbor Statement

Some portions of this press release, particularly those describing Reed’s goals and strategies, contain “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While Reed’s is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, the need for significant capital, dependence on third party distributors, dependence on third party brewers, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Reed’s, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed’s that they will achieve such forward-looking statements. For further details, please see our most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed’s undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACT:

Investor Relations

Scott Van Winkle, ICR

(800) 997-3337 Ext 6

Or (617) 956-6736

Email: ir@reedsinc.com

www.reedsinc.com

www.reedsinc.com

REED’S, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended September 30, 2018 and 2017

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net Sales	$10,796	$10,887	$28,473	$28,046
Cost of goods sold	8,115	8,825	20,447	23,216
Gross profit	2,681	2,062	8,026	4,830

Operating expenses:
Delivery and handling expense	1,395	1,119	3,598	2,731
Selling and marketing expense	1,378	828	3,601	2,344
General and administrative expense	1,987	1,105	6,853	3,402
Impairment of assets	0	2,000	0	2,000
Total operating expenses	4,760	5,052	14,052	10,477

Loss from operations	(2,079)	(2,990)	(6,026)	(5,647)
Interest expense	(621)	(757)	(1,542)	(2,270)
Financing and warrant modification costs	0	(1,798)	0	(2,776)
Change in fair value of warrant liability	26	(72)	(97)	3,236

Net loss basic and diluted	(2,674)	(5,617)	(7,665)	(7,457)

Dividends on Series A Convertible Preferred Stock	-	-	(5)	(5)
Net loss attributable to common stockholders	$(2,674)	$(5,617)	$(7,670)	$(7,462)
Weighted average number of shares outstanding – basic and diluted	25,587,191	15,033,083	25,242,780	14,336,375
Loss per share – basic and diluted	$(0.10)	$(0.37)	$(0.30)	$(0.52)

REED’S, INC.

BALANCE SHEETS

As of September 30, 2018 and December 31, 2017

(Amounts in thousands)

	September 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash	$188	$12,127
Accounts receivable, net of allowance for doubtful accounts and returns and discounts of $564 and $601, respectively	4,436	2,691
Inventory, net of reserve for obsolescence of $635 and $509, respectively	7,041	5,931
Prepaid expenses and other current assets	438	199
Total Current Assets	12,103	20,948

Property and equipment, net of accumulated depreciation of $494 and $799, respectively	157	174
Equipment held for sale, net of impairment reserves of $5,925	1,921	2,549
Intangible assets	805	805
Total assets	$14,986	$24,476

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$3,272	$7,480
Accrued expenses	1,869	220
Advances from officers	50	277
Revolving line of credit	2,689	3,301
Current portion of capital leases payable	140	198
Current portion of long term financing obligation	231	222
Bank notes	6,040	6,947
Total current liabilities	14,291	18,645

Capital leases payable, less current portion	107	236
Long term financing obligation, less current portion, net of discount of $632 and $714, respectively	1,149	1,250
Convertible note to a related party	4,036	3,690
Warrant liability	133	36
Other long term liabilities	94	111
Total Liabilities	19,810	23,968

Stockholders’ equity (deficit):
Series A Convertible Preferred stock, $10 par value, 500,000 shares authorized, 9,411 shares issued and outstanding	94	94
Common stock, $.0001 par value, 40,000,000 shares authorized, 25,658,159 and 24,619,591 shares issued and outstanding, respectively	3	2
Common stock issuable, 616,602 and 400,000 shares, respectively	754	680
Additional paid in capital	52,096	49,833
Accumulated deficit	(57,771)	(50,101)
Total stockholders’ equity (deficit)	(4,824)	508
Total liabilities and stockholders’ equity (deficit)	$14,986	$24,476

REED’S, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2018 and 2017

(Unaudited)

(Amounts in thousands)

	September 30, 2018	September 30, 2017
Cash flows from operating activities:
Net loss	$(7,665)	$(7,457)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	492	430
Amortization of discount on Long-term financing obligation	82	728
Loss on cancellation of capital leases	94	-
Stock options issued to employees for services	864	199
Common stock issuable for services	655	99
Common stock issued for services	100	-
(Decrease) increase in allowance for doubtful accounts	(37)	122
Reserve for impairment on equipment held for sale	-	2,000
(Decrease) increase in inventory reserve	126	-
(Decrease) increase in fair value of warrant liability	97	(3,236)
Fair value of warrants recorded as financing costs	-	908
Cost of warrant modification		1,868
Accrual of interest on Convertible note to a related party	346	-
Changes in operating assets and liabilities:
Accounts receivable	(1,707)	(825)
Inventory	(1,236)	(930)
Prepaid expenses and other assets	(239)	199
Accounts payable	(4,100)	1,033
Accrued expenses	1,648	176
Other long term obligations	(16)	(43)
Net cash used in operating activities	(10,496)	(4,729)
Cash flows from investing activities:
Proceeds from sale of property and equipment	52	-
Purchase of property and equipment	(102)	(535)
Net cash provided by (used in) investing activities	(50)	(535)
Cash flows from financing activities:
Borrowings on line of credit	13,495	38,355
Repayments of line of credit	(14,107)	(37,586)
Principal repayments on capital expansion loan	(907)	(538)
Principal repayments on long term financial obligation	(174)	(139)
Advances from officers	50	277
Repayment of amounts due to officers	(277)	-
Principal repayments on capital lease obligation	(187)	(141)
Exercise of warrants	714	1,650
Proceeds from sale of common stock	-	200
Proceeds from issuance of convertible note	-	3,083
Net cash provided by (used in) financing activities	(1,393)	5,161
Net decrease in cash	(11,939)	(103)
Cash at beginning of period	12,127	451
Cash at end of period	$188	$348

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$971	$2,074
Non Cash Investing and Financing Activities:
Debt discount on note recognized as warrant liability	$-	$3,083
Property and equipment acquired through capital expansion loan	$-	$723
Preferred Stock dividends paid in Common Stock	$5	$5
Reclass of property to equipment held for sale	$-	$4,465
Extinguishment of warrant liability	$-	$2,634
Vendor credits issued for fixed asset purchase	$108	$-

REED’S INC.

NON-GAAP FINANCIAL MEASURE

EBITDA RECONCILIATION

In addition to our GAAP results, the Company presents Modified EBITDA as a supplemental measure of its performance. However, Modified EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity. The Company defines Modified EBITDA as net income (loss), plus interest expense, depreciation and amortization, stock-based compensation, changes in fair value of warrant expense, and one-time employee severance costs.

Management considers the Company’s core operating performance to be that which its managers can affect in any particular period through their management of the resources that affect the Company’s underlying revenue and profit generating operations that period. Non-GAAP adjustments to the Company’s results prepared in accordance with GAAP are itemized below. Readers are encouraged to evaluate these adjustments and the reasons the Company’s considers them appropriate for supplemental analysis. In evaluating Modified EBITDA, the reader should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Modified EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

Set forth below is a reconciliation of net income (loss) to Modified EBITDA for the three months ended September 30, 2018 and 2017 (unaudited; in thousands):

	Three Months Ended September 30,
	2018	2017
Net loss	$(2,674)	(5,617)

Modified EBITDA adjustments:
Depreciation and amortization	155	161
Interest expense	621	757
Stock option and other noncash compensation	443	(20)
Financing costs		1,798
Change in fair value of warrant liability	(26)	72
Impairment and severance costs	-	2,000
Total EBITDA adjustments	$1,193	4,768

Modified EBITDA	$(1,481)	(849)

The Company presents Modified EBITDA because its believes it assists investors and analysts in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of core operating performance. In addition, the Company uses Modified EBITDA in developing its internal budgets, forecasts and strategic plan; in analyzing the effectiveness of the Company’s business strategies in evaluating potential acquisitions; and in making compensation decisions and in communications with the Company’s board of directors concerning its financial performance. Modified EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Modified EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

●	Modified EBITDA does not reflect changes in, or cash requirements for, the Company’s working capital needs;

●	Modified EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Modified EBITDA does not reflect any cash requirements for such replacements.

Set forth below is a reconciliation of net income (loss) to Modified EBITDA for the nine months ended September 30, 2018 and 2017 (unaudited; in thousands):

	Nine Months Ended September 30,
	2018	2017
Net loss	$(7,665)	$(7,457)

Modified EBITDA adjustments:
Depreciation and amortization	492	441
Interest expense	1,542	2,270
Stock option and other noncash compensation	1,619	298
Financing costs including warrant modification	0	2,776
Change in fair value of warrant liability	97	(3,236)
Impairment and severance costs	642	2,000
Total EBITDA adjustments	$4,392	$4,549

Modified EBITDA	$(3,273)	$(2,908)